Exhibit 10.3

EXECUTION COPY

XCYTE THERAPIES, INC

ACQUISITION BONUS AGREEMENT

This Acquisition Bonus Agreement (the “Agreement”) is made and entered into by and between Christopher S. Henney, Ph.D., D.Sc. and Xcyte Therapies, Inc, a Delaware Corporation (the “Company”), effective as of October __, 2005 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of a strategic combination with another company or other change of control.

2. The Board of Directors of the Company (the “Board”) recognizes that the exploration and successful consummation of a strategic combination with another company or other change of control will require a substantial increase in the workload of Dr. Henney as chairman of the Company’s board of directors and believes that it is in the best interest of the Company to provide Dr. Henney with the benefits provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied or discharged.

2. Acquisition Bonus.

(a) Bonus Payment Upon Acquisition. Subject to the terms and conditions set forth in this Agreement, if (i) within sixty (60) days prior to the closing date of an Acquisition, Dr. Henney is removed as chairman of the Company’s board of directors or as a director from the Company’s board of directors for other than “Cause” (as defined herein) or (ii) Dr. Henney remains in his position as chairman of the board of directors of the Company through the closing date of an Acquisition, in either case, without duplication, Dr. Henney shall be entitled to receive a lump-sum bonus payment (less applicable withholding taxes) of $250,000.

(b) Timing of Severance Payments. The bonus payment to which Dr. Henney is entitled shall be paid by the Company to Dr. Henney in cash and in full, not later than ten (10) calendar days after the closing date of the Acquisition. If Dr. Henney should die after he becomes entitled to the bonus payment, but before it has been paid, such unpaid bonus payment (less any withholding taxes) shall be paid to Dr. Henney’s personal representative.

(c) Termination Apart from Acquisition. In the event Dr. Henney ceases to be the chairman of the Company’s board of directors for any reason prior to the date that is sixty (60) days before the closing date of an Acquisition, then Dr. Henney shall not be entitled to receive the bonus payment contemplated by this Agreement.

3. Golden Parachute Excise Tax Best Results. In the event that the benefits provided for in this agreement or otherwise payable to Dr. Henney (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Dr. Henney, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Dr. Henney otherwise agree in writing, the determination of Dr. Henney’s excise tax liability and the amount required to be paid under this Section 3 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Acquisition (the “Accountants”). For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Dr. Henney shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean, with respect to a director, (i) an act of personal dishonesty taken by such director in connection with his responsibilities as a director and intended to result in substantial personal enrichment of the director, (ii) director being convicted of a felony, (iii) a willful act by the director which constitutes intentional misconduct and which is injurious to the Company (iv) following delivery to the director of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the director has not substantially performed his duties, continued violations by the director of the director’s duties which are demonstrably willful and deliberate on the director’s part.

(b) Acquisition. “Acquisition” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule

13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within two years from the date hereof, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such nomination or election;

(iii) The consummation of a merger, consolidation or similar transaction between the Company and any other entity, other than a merger or consolidation or similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of a merger or consolidation or similar transaction between the Company and the entity (or entities) set forth on the letter delivered to you by the Company on the date hereof which letter references this provision and identifies such entity (or entities).

5. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business shall (and the Company shall cause such successor to) assume the obligations under this Agreement and agree expressly to perform the obligations of the Company under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Dr. Henney’s Successors. The terms of this Agreement and all rights of Dr. Henney hereunder shall inure to the benefit of, and be enforceable by, Dr. Henney’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon the earlier of receipt or (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Dr. Henney, at his last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

7. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Dr. Henney and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington. The Superior Court of King County, Seattle, Washington shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

XCYTE THERAPIES, INC

By:
(Print)

Signature:

Title:

Christopher S. Henney, Ph.D., D.Sc.

Signature: